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SMITH BARNEY INC.                               Smith Barney Inc.
                                                388 Greenwich Street
                                                New York, New York 10013
                                                (212) 816-8530
                                                (Call Collect)

                      Supplement to the Offer to Purchase
                              Dated March 19, 1996

                         EATON ACQUISITION CORPORATION

                          a wholly owned subsidiary of

                               EATON CORPORATION

          Has Amended its Offer to Purchase to Increase the Price for
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)

                                       of

                     CAPCO AUTOMOTIVE PRODUCTS CORPORATION

                                       to

                              $12.50 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
YORK CITY TIME, ON MONDAY, APRIL 15, 1996, UNLESS THE OFFER IS EXTENDED.

                                                                  March 29, 1996

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been engaged by Eaton Corporation, an Ohio corporation ("Parent") to act as Dealer Manager in connection with the offer by Eaton Acquisition Corporation, a Delaware corporation (the "Purchaser"), to purchase all the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of CAPCO Automotive Products Corporation, a Michigan corporation (the "Company"), together with the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement"), at a price of $12.50 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 19, 1996 (the "Offer to Purchase"), as amended and supplemented by the Supplement thereto dated March 29, 1996 (the "Supplement"), and in the related original or revised Letters of Transmittal (which, together with the Offer to Purchase and the Supplement constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares and/or Rights registered in your name or in the name of your nominee.

     The Company has advised Parent that it has taken all necessary action pursuant to the Rights Agreement to provide that no Triggering Event or Distribution Date (as each term is defined in the Rights Agreement) will occur, in each case as a result of the announcement, commencement or consummation of the Offer or Merger (as defined in the Supplement), the execution or delivery of the Merger Agreement (as defined in the Supplement) or the consummation of the transactions contemplated thereby. Accordingly, the Rights will continue to be evidenced by the certificates for Shares and the requirement for a separate tender of Rights described in the Offer to Purchase will not apply unless a Distribution Date occurs for reasons unrelated to the Offer and the Merger. If the Distribution Date does not occur prior to the Expiration Date (as defined in the Offer to Purchase), a tender of Shares will also constitute a tender of the associated Rights.
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     Enclosed herewith for your information and for forwarding to your clients, for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, are copies of the following documents:

          1. The Supplement, dated March 29, 1996.

          2. The revised GREEN Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares (and associated Rights) for your use and for the information of your clients. The original BLUE Letter of Transmittal (or facsimile copies of the revised GREEN or original BLUE Letter of Transmittal) also may be used to tender Shares (and associated Rights).

          3. The revised PINK Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

          4. A letter which may be sent to your clients for whose accounts you hold Shares and/or Rights registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

          6. Return envelope addressed to Chemical Mellon Shareholder Services, L.L.C., the Depositary.

     The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the Shares owned by Eaton, constitutes a majority of all outstanding Shares on a fully diluted basis on the date of purchase. The Offer is no longer subject to the Rights Condition, the Business Combination Condition or the Control Share Condition (each as defined in the Offer to Purchase). The Offer is also subject to other terms and conditions contained in the Offer to Purchase, as amended and supplemented by the Supplement. See the Introduction and Section 8 of the Supplement.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 15, 1996, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares and/or Rights should be delivered or such Shares and/or Rights should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 2, "Procedure for Tendering Shares and Rights" in the Offer to Purchase.

     The Purchaser will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Shares or Rights to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Neither the Purchaser nor Parent will pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager, the Depositary and Georgeson & Company Inc. (the "Information Agent") as described in the Offer to Purchase) for soliciting tenders of Shares and Rights pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

     Additional copies of the enclosed materials may be obtained by contacting the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of the Supplement or from brokers, dealers, commercial banks or trust companies.

                                      Very truly yours,

                                      SMITH BARNEY INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEALER MANAGER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.